KFX INC.

                            List of Subsidiaries






Subsidiary                                       State of Incorporation
----------                                       ----------------------

KFx Technology, Inc.                             Wyoming
KFx Wyoming, Inc.                                Wyoming
K-Fuel, L.L.C.                                   Delaware
Pegasus Technologies, Inc.                       South Dakota